Exhibit 10.10
6TH JUNE 2006
£12,903,919.57
FACILITY AGREEMENT
TRM (ATM) LIMITED
GSO LUXEMBOURG ONSHORE FUNDING SarL
acting as Facility Agent and Security Agent
KattenMuchinRosenmanCornishLLP
1-3 Frederick’s Place
Old Jewry
London EC2R 8AE

CONTENTS

CLAUSE		PAGE
1.	DEFINITIONS AND INTERPRETATION	4
2.	THE FACILITY	11
3.	PURPOSE	12
4.	CONDITIONS OF UTILISATION	12
5.	UTILISATION	12
6.	CURRENCY	13
7.	REPAYMENT	13
8.	PREPAYMENT AND CANCELLATION	13
9.	INTEREST	15
10.	INTEREST PERIODS	16
11.	CHANGES TO THE CALCULATION OF INTEREST	17
12.	FEES	17
13.	TAX GROSS UP AND INDEMNITIES	18
14.	INCREASED COSTS	20
15.	OTHER INDEMNITIES	21
16.	MITIGATION BY THE LENDERS	22
17.	COSTS AND EXPENSES	22
18.	REPRESENTATIONS	24
19.	INFORMATION UNDERTAKINGS	28
20.	FINANCIAL COVENANTS	27
21.	POSITIVE UNDERTAKINGS	32
22.	NEGATIVE UNDERTAKINGS	34
23.	EVENTS OF DEFAULT	36
24.	CHANGES TO THE LENDERS	39
25.	ASSIGNMENT BY COMPANY	39
26.	ROLE OF THE AGENTS	43
27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	48
28.	SHARING AMONG THE FINANCE PARTIES	48
29.	PAYMENT MECHANICS	49
30.	SET-OFF	51
31.	NOTICES	51

CLAUSE		PAGE
32.	CALCULATIONS AND CERTIFICATES	53
33.	PARTIAL INVALIDITY	53
34.	REMEDIES AND WAIVERS	53
35.	AMENDMENTS AND WAIVERS	53
36.	COUNTERPARTS	53
37.	GOVERNING LAW	53
38.	ENFORCEMENT	54

SCHEDULE 1 THE ORIGINAL PARTIES	55
Part A The Borrower	55
Part B The Original Lender	56
SCHEDULE 2 CONDITIONS PRECEDENT	57
Conditions precedent to Utilisation	57
SCHEDULE 3 UTILISATION REQUEST	59
SCHEDULE 4 MANDATORY COST FORMULAE	60
SCHEDULE 5 FORM OF TRANSFER CERTIFICATES	63
Part A	63
Part B LMA Transfer Certificate (PAR)	65
SCHEDULE 6 COMPLIANCE CERTIFICATE	69
SCHEDULE 7 FORM OF LMA CONFIDENTIALITY UNDERTAKING	71

SCHEDULE 8 EXISTING INDEBTEDNESS	71
SCHEDULE 9 MATERIAL CONTRACTS	72

THIS AGREEMENT is dated 6th June 2006 and made between:
(1)	TRM ATM LIMITED, a company incorporated in England and Wales whose registered office is at 1a Meadowbank,, Maxwell Way, Crawley RH10 9SA England and with company number 3782309 (the Company);

(2)	GSO LUXEMBOURG ONSHORE FUNDING SarL, a limited company formed under the laws of the Grand Duchy of Luxembourg and having its principal office at 122 Rue Adolphe Fischer L-1521 Luxembourg (the Original Lender);

(3)	GSO LUXEMBOURG ONSHORE FUNDING SarL as facility agent of the other Finance Parties (the Facility Agent); and

(4)	GSO LUXEMBOURG ONSHORE FUNDING SarL as security agent of the other Finance Parties (the Security Agent).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
Additional Cost Rate has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Agents means the Facility Agent and the Security Agent, as applicable in the context.
Agreed Form means in such form and substance as is acceptable to the Agents on behalf of the Lenders.
Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
Available Commitment means a Lender’s Commitment.
Available Facility means the aggregate for the time being of each Lender’s Available Commitment.
Break Costs means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period starting on the date of receipt of all or any part of its participation in the Loan or Unpaid Sum and ending on the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the

London Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Luxembourg and New York.
Commitment means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading Commitment in Part B of Schedule 1(The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
Compliance Certificate means a certificate in the form set out in Schedule 6;
Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 7 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agents.
Debenture means a fixed and floating charge over the assets of the Company in favour of the Security Agent executed on the date of this Agreement.
Default means an Event of Default or any event or circumstance specified in clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Event of Default means any event or circumstance specified as such in clause 23 (Events of Default).
Facility means the loan facility made available under this Agreement as described in clause 2 (The Facility).
Facility Office means the office or offices notified by a Lender to the Agents in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
Finance Document means:
(a)	this Agreement;

(b)	the Security Documents;

(c)	any other document designated as such by the Agents and the Company.
Finance Party means the Facility Agent, the Security Agent or a Lender.
Financial Indebtedness means (without double-counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease, hire purchase or conditional sale contract;

(e)	receivables sold, assigned or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	all obligations in respect of the deferred purchase price of property or services (including trade accounts payable in the ordinary course of business which, by their express terms are not due earlier than 120 days after the date on which such trade account payable was created);

(g)	the Attributable Indebtedness of Capital Leases, Synthetic Leases and Securitization Transactions (all as defined in the US Credit Agreement as if the same were restated in this Agreement and notwithstanding the fact that the US Credit Agreement may have terminated);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or a guarantee;

(i)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(j)	the acquisition cost of any asset to the extent payable before or after the time of acquisition and possession by the party liable therefor where the advance or deferred payment is arranged primarily as a method of raising finance or of financing the acquisition of that asset;

(k)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(l)	the amount of any liability in respect of any guarantee or indemnity (whether a sole, joint or several liability) for any of the items referred to in paragraphs (a) to (k),
GAAP means generally accepted accounting principles and/or standards required to be complied with by relevant laws and/or by the regulatory body of the accounting profession which are applicable in the USA.
Group means the Company and its Subsidiaries.
Guarantee means the Guarantee of the obligations of the Company hereunder by TRM.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
Interest Period means, in relation to the Loan, each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest).
Investment means any investment, made in cash or by delivery of property, by the Company or any of its Subsidiaries:
(a)	in any person, whether by acquisition of stock, Financial Indebtedness or other obligation or security, or by loan, guarantee, advance, capital contribution or otherwise; or

(b)	in any property.
Lender means:
(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other person which has become a Party in accordance with clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
LIBOR means, in relation to the Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of the Loan) such rate as the Facility Agent may determine, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the relevant Interest Period.
LMA means the Loan Market Association.
Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
Mandatory Cost means the percentage rate per annum calculated by the Agents in accordance with Schedule 4 (Mandatory Cost Formulae).
Margin means 4.00 per cent. per annum.
Material Adverse Effect means a material adverse effect on:
(a)	the business, assets, liabilities, (whether actual or contingent) properties, financial condition or prospects of the TRM Group taken as a whole or the Group taken as a whole; or

(b)	the ability of the Company or TRM to observe or perform its payment obligations under the Finance Documents or its obligations pursuant to clause 20 (Financial Covenants); or

(c)	the legality, validity or enforceability of the Finance Documents.
Material Contract means any of the following contracts to which the Company or a Subsidiary is party:
(a)	employment contracts for senior management of the Company or a Subsidiary;

(b)	leases;

(c)	intellectual property licences;

(d)	any agreements where the annual payments exceed £250,000; and

(e)	any agreements entered into other than in the ordinary course of business
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c)) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
Original Financial Statements means the audited consolidated financial statements of the TRM Group for the financial year ended 31st December 2005.
Party means a party to this Agreement.
Quotation Day means, in relation to any period for which an interest rate is to be determined, the first day of that period.
Repeating Representations means each of the representations set out in clause 18.
Screen Rate means in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agents may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.
Security means a mortgage, charge, pledge, lien, hypothecation, assignment by way of security, title retention arrangement or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Documents means the Debenture, the Guarantee, the Share Charge and any other documents from time to time evidencing security given by the Company to the Lenders.

Share Charge means the Charge of even date herewith over the shares in the Company executed by TRM;
Sterling or £ means the lawful currency for the time being of the United Kingdom.
Subsidiary means a subsidiary within the meaning of section 736 of the Companies Act 1985.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Taxes Act means the Income and Corporation Taxes Act 1988.
Termination Date means 6th June 2011
Total Commitments means the aggregate of the Commitments, being £12,903,919.57 at the date of this Agreement.
Transfer Certificate means a certificate substantially in one of the forms set out in Schedule 5 (Form of Transfer Certificates) or any other form agreed between the Agents and the Company.
Transfer Date means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agents execute the Transfer Certificate.
TRM means TRM Corporation, a corporation organised and existing under the laws of the State of Oregon, USA of 5208 N.E. 122nd Avenue, Portland, OR 97230 USA.
TRM Germany means TRM (ATM) Deutschland GmbH registered in Hamburg with company number HRB92724.
TRM Group means TRM and its Subsidiaries.
Unpaid Sum means any sum due and payable but unpaid by the Company under the Finance Documents.
Utilisation means the utilisation of the Facility.
Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
US Credit Agreement means a credit agreement of even date herewith between TRM, TRM ATM Corporation, TRM Copy Centers (USA) Corporation, GSO Origination Funding Partners LP and Wells Fargo Foothill Inc.;
VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature whether charged in the United Kingdom or elsewhere.
1.2	Construction
(a)	Unless the contrary intention appears, any reference in this Agreement to:

(i)	the Agents, any Finance Party, any Lender, any Party or any person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	an agreement also includes a concession, contract, deed, franchise, treaty or undertaking (in each case, whether oral or written);

(iii)	an amendment includes a supplement, novation, restatement or re-enactment and amend and amended (or any of their derivative forms) will be construed accordingly;

(iv)	assets includes present and future properties, revenues and rights of every description;

(v)	disposal includes a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(vi)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended;

(vii)	a financial statement includes the notes to that financial statement;

(viii)	a guarantee also includes any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by way of the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

(ix)	the expressions hereof, herein, hereunder and similar expressions shall be construed as references to this Agreement as a whole (including all Schedules) and shall not be limited to the particular clause or provision in which the relevant expression appears, and references to this Agreement and all like indications shall include references to this Agreement as supplemented by all Transfer Certificates and any other agreement or instrument which amends this Agreement;

(x)	include or including shall be construed without limitation;

(xi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xii)	a person includes any individual, firm, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity (whether or not having separate legal personality) or two or more of the foregoing;

(xiii)	a regulation includes any regulation, rule, treaty, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiv)	repay (or any of its derivative forms) includes prepay (or any of its derivative forms);

(xv)	a provision of law is a reference to that provision as extended, applied or amended and includes any subordinate legislation; and

(xvi)	a time of day is a reference to London time.
(b)	Section, clause and Schedule headings are for ease of reference only.

(c)	Unless the contrary intention appears:
(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a term used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(iii)	if there is an inconsistency between this Agreement and any other Finance Document this Agreement will prevail; and

(iv)	any obligation of the Company under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation is or may be outstanding under the Finance Documents.
(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act).

(b)	Notwithstanding any term of any Finance Document, the consent of any third party is not required to rescind, vary, amend or terminate a Finance Document at any time.
2.	THE FACILITY
2.1	The Facility
Subject to the terms of this Agreement, the Lenders shall make available to the Company a loan facility in an aggregate amount equal to the Total Commitments.
2.2	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Company shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE
3.1	Purpose
The Company shall apply all amounts borrowed by it under the Facility towards:
3.1.1	repayment of Financial Indebtedness to Bank of America;

3.1.2	repayment of Financial Indebtedness owing by the Company to TRM;

3.1.3	payment of, fees and expenses in connection with the negotiation and implementation of this Agreement; and

3.1.4	general corporate purposes.
3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
The Company may not deliver the Utilisation Request unless the Agents have received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agents. The Agents shall notify the Company and the Lenders promptly upon being so satisfied.
4.2	Further conditions precedent
The Lenders will only be obliged to comply with clause 5.3 (Lenders’ participation) if on the date of the Utilisation Request:
(a)	no Event of Default is continuing or would result from the making of the Loan; and

(b)	the Repeating Representations to be made by the Company are (and if the Loan is made, will be) true in all material respects.

5.	UTILISATION
5.1	Delivery of a Utilisation Request
The Company may utilise the Facility by delivery to the Agents of a duly completed Utilisation Request on the date hereof.
5.2	Completion of a Utilisation Request
The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless the amount is the amount of the Total Commitments.
5.3	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available on the date hereof through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

6.	CURRENCY
6.1	Currency
The Facility is denominated in and is only available in sterling.
7.	REPAYMENT
7.1	Repayment of Loan
The Loan shall be repaid in quarterly instalments of £32,259.80 on 31st March, 30th June, 30th September and 31st December in each year. The first such payment shall be made on 30th September 2006. The full amount of the outstanding principal shall be repaid on the 6th June 2011, being the Termination Date.
8.	PREPAYMENT AND CANCELLATION
8.1	Illegality
If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:
(a)	that Lender shall promptly notify the Agents upon becoming aware of that event;

(b)	upon the Agents notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	upon the Agents notifying the Company, the Company shall repay that Lender’s participation in the Loan made on the last day of the Interest Period for the Loan occurring after the Agents have notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agents (being no earlier than the last day of any applicable grace period permitted by law).
8.2	Voluntary prepayment of Loan
The Company may, if it gives the Agents not less than 10 Business Days’ (or such shorter period as the Lenders may agree) prior notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the outstanding amount of the Loan by a minimum amount of £1,000,000). Any partial prepayment will be applied to principal amounts outstanding in inverse order of maturity.
8.3	Mandatory Prepayments
(a)	The Company shall prepay amounts equal to the following when the same shall be received from the sale price of assets sold outside the ordinary course of business in excess of £250,000 in any year;

(b)	Within 90 days after the end of tax year ending on or after 31st December 2007 the Company shall repay an amount equal to equal to 50% (or, if the Consolidated Leverage Ratio as of the last day of any such fiscal year is less than 2.0 to 1.0, 25%) of the UK Pro Rata Share of Consolidated Excess Cash Flow for such fiscal year (provided that and for so long as any portion of Consolidated Excess Cash Flow otherwise payable hereunder, but not constituting the UK Pro Rata Share, is actually paid and applied to the repayment of the indebtedness in accordance with the terms of the US Credit Agreement as if the same were restated in this Agreement notwithstanding the fact that the US Credit Agreement may have terminated). For purposes of this clause, “UK Pro Rata Share” means the proportion that the amount outstanding under this Agreement bears to the then outstanding principal balance of all loan and other obligations outstanding under this Agreement and the US Credit Agreement. The term “Consolidated Excess Cash Flow” is defined in the US Credit Agreement as if the same were restated in this Agreement notwithstanding the fact that the US Credit Agreement may have terminated;

(c)	The Company shall prepay amounts equal to the amount of any loan taken by it other than in accordance with the terms of this Agreement.

(d)	The Company shall prepay amounts equal to the amount (after issue expenses) of any issue of capital made by it.
8.4	Right of repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by the Company is required to be increased under paragraph (c) of clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under clause 13.3 (Tax indemnity) or clause 14.1 (Increased costs), the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agents notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.
(b)	On receipt of a notice referred to in paragraph (a), the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) (or, if earlier, the date specified by the Company in that notice), the Company shall repay that Lender’s participation in the Loan.
8.5	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No part of the Facility which is prepaid may be reborrowed.

(d)	The Company shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agents receive a notice under this clause 8 they shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.
8.6	Mandatory Cancellation
If a Utilisation Request in respect of the Loan shall not have been drawn by the close of business on the date hereof, the Commitments shall ipso facto be cancelled.
9.	INTEREST
9.1	Calculation of interest
The rate of interest on the Loan for each Interest Period is the percentage rate per annum that is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.
9.2	Payment of interest
The Company shall pay accrued interest on the outstanding amount of the Loan on the last day of each Interest Period.

9.3	Default interest
(a)	If the Company fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b), is 2 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted part of the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agents (acting reasonably). Any interest accruing under this clause 9.3 shall be immediately payable by the Company on demand by the Agents.

(b)	If any overdue amount consists of part of the Loan which became due on a day which was not the last day of an Interest Period:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the annual rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
9.4	Notification of rates of interest
The Agents shall promptly notify the Lenders and the Company of the determination of a rate of interest under this Agreement.
10.	INTEREST PERIODS
10.1	Length of Interest Periods
(a)	Each Interest Period shall be of three months’ duration.

(b)	An Interest Period for the Loan which would otherwise end after the Termination Date shall end on the Termination Date.

(c)	The first Interest Period for the Loan shall start on the date hereof and each subsequent Interest Period shall commence on the final day of the immediately preceding Interest Period.
10.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST
11.1	Market disruption
(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Agents by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
     (b) In this Agreement Market Disruption Event means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agents receive notifications from a Lender or Lenders (whose aggregate participations in the Loan exceed 35 per cent. of the Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
11.2	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agents or the Company so requires, the Agents and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(b)	Any alternative basis agreed pursuant to paragraph (a) shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
11.3	Break Costs
(a)	The Company shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.
(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agents, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
12.	FEES
12.1	Commitment fee
The Company shall on the date hereof pay to the Agents (for the account of each Lender) a fee computed at the rate of 2 per cent. of the Available Commitment.

13.	TAX GROSS UP AND INDEMNITIES
13.1	Definitions
(a)	In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either the increase in a payment made by the Company to a Finance Party under clause 13.2 (Tax gross-up) or a payment under clause 13.3 (Tax indemnity).
13.2	Tax gross-up
(a)	The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agents accordingly. Similarly, a Lender shall notify the Agents on becoming so aware in respect of a payment payable to that Lender. If the Agents receive such notification from a Lender they shall notify the Company.

(c)	If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Agents for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity
(a)	The Company shall (within three Business Days of demand by the Agents) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party in good faith determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)	Paragraph (a) shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 13.2 (Tax gross-up).
(c)	A Protected Party making, or intending to make a claim under paragraph (a) shall promptly notify the Agents of the event which will give, or has given, rise to the claim, following which the Agents shall notify the Company.
(d)	A Protected Party shall, on receiving a payment from the Company under this clause 13.3, notify the Agents.
13.4	Tax Credit
If the Company makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company and the circumstances giving rise to it had not arisen.
13.5	Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax
(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.
(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.
14.	INCREASED COSTS
14.1	Increased costs
(a)	Subject to clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agents, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,
in each case made, enacted or imposed after the date of this Agreement.
(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
14.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to clause 14.1 (Increased costs) shall notify the Agents of the event giving rise to the claim, following which the Agents shall promptly notify the Company.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Agents, provide a certificate confirming the amount of its Increased Costs.
14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Company;

(ii)	compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under that clause but was not so compensated solely because any of the exclusions in paragraph (b) of that clause applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this clause 14.3, a reference to a Tax Deduction has the same meaning given to the term in clause 13.1 (Definitions).

15.	OTHER INDEMNITIES
15.1	Currency indemnity
(a)	The Company shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:
(i)	that Finance Party receiving an amount in respect of the Company’s liability under any of the Finance Documents; or

(ii)	that liability being converted into a claim, order, judgment or award, in a currency (the new currency) other than sterling, including any cost, loss or liability arising from any difference between exchange rates used to convert that liability to the new currency and exchange rates available to the Finance Party when it receives an amount in respect of that liability.
(b)	Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than sterling.
15.2	Other indemnities
The Company shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by the Company to pay any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Company in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(d)	the Loan or part thereof not being prepaid in accordance with a notice of prepayment given by the Company.

The Company’s liability in each case includes any Break Costs and any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any relevant Finance Document, any relevant amount repaid, or the Loan.
15.3	Indemnity to the Agents
The Company shall promptly indemnify the Agents against any cost, loss or liability incurred by the Agents (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
16.	MITIGATION BY THE LENDERS
16.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 8.1 (Illegality), clause 13 (Tax gross-up and indemnities), clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) does not in any way limit the obligations of the Company under the Finance Documents.
16.2	Limitation of liability
(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17.	COSTS AND EXPENSES
17.1	Transaction expenses
The Company shall within three Business Days of demand pay the Agents the amount of all costs and expenses (including legal fees) incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs
If the Company requests an amendment, waiver or consent, the Company shall, within three Business Days of demand, reimburse the Agents for the amount of all costs and expenses (including legal fees) incurred by the Agents in responding to, evaluating, negotiating or complying with that request or requirement.
17.3	Enforcement costs
The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
18.	REPRESENTATIONS
The Company makes the representations and warranties set out in this clause 18 to each Finance Party on the date of this Agreement.
18.1	Status
(a)	It is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
18.2	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting the enforceability its obligations which are specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.
18.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:
(a)	any law, regulation or order applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.
18.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence
All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.
18.6	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except any filing, recording or enrolling or any tax or fee payable in relation to the Finance Documents which is referred to in any legal opinion delivered to the Agents in connection therewith, and which will be made or paid promptly after the date the relevant Finance Document is entered into.
18.7	Compliance with laws
The Company is in compliance in all respects with all laws to which it may be subject, save where failure to do so would not have a Material Adverse Effect.
18.8	No default
(a)	No Default is continuing.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.
18.9	No misleading information
(a)	Any factual information provided by the Company was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	No information has been given or withheld and no event or circumstance has occurred that (in any case) results in the information referred to in 19.10(a) above being untrue or misleading in any respect.
18.10	Financial statements
(a)	Its audited financial statements of the TRM Group most recently delivered to the Agents:
(i)	were prepared in accordance with GAAP consistently applied; and

(ii)	fairly present as at and in respect of the period ending on the date to which they were drawn up, its financial condition and operations.

(b)	There has been no material adverse change in its business or financial condition of the TRM Group since the date of the most recent audited financial statements delivered under clause 19(1)(a) (Financial statements).
18.11	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
18.12	No proceedings pending or threatened
No litigation, arbitration or administrative or regulatory proceedings or investigations which, if adversely determined, might (by themselves or together with other such proceedings) reasonably be expected to have a Material Adverse Effect or lead to the occurrence of an Event of Default are current or (to the best of its knowledge and belief) pending or threatened against the Company or any of its Subsidiaries.
18.13	Taxes
The Company has complied in all material respects with all Tax laws in all jurisdictions in which it is subject to Tax and has paid all Taxes due and payable by it or before material penalties are incurred and no material claims are being asserted against it in respect of Taxes except for assessments in relation to the ordinary course of its business or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest Financial Statements or other information delivered to the Agents under this Agreement, except to the extent any such non-compliance, non-payment or claim is not reasonably likely to have a Material Adverse Effect.
18.14	No Security
None of the assets of any member of the Company or any of its Subsidiaries is affected by any Security, and none of them is a party to, nor is any of its assets bound by, any order, agreement or instrument under which such company is, or in certain events may be, required to create, assume or permit to arise any Security, other than any Security permitted under clause 21.3 (Negative Pledge) provided that a debenture in favour of Bank of America will remain registered with the Registrar of Companies for a maximum period of 30 days from the date hereof while formalities are being processed to withdraw such registration
18.15	Environmental Matters
The Company and each of its Subsidiaries:
(a)	(i) has obtained all requisite environmental approvals required for the carrying on of its business as currently conducted and (ii) has at all times complied in all respects with the terms and conditions of such environmental approvals and (iii) has at all times complied in all respects with all other applicable environmental law in each case, where failure to do so would have a Material Adverse Effect.
(b)	so far as it is aware has no environmental claim pending or threatened against it which is reasonably likely to be decided against it and which, if determined adversely, would have a Material Adverse Effect.

(c)	has not, as far as it is aware, used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, on, from or under any premises (whether or not owned, leased, occupied or controlled by it and including any offsite waste management or disposal location utilised by it) any hazardous substance in circumstances where this would be reasonably likely to result in a liability on it and where such liability would have a Material Adverse Effect.
18.16	Authorisations
All authorisations, approvals, licences, consents, filings, registrations, payment of duties or taxes and notarisations required for the proper conduct of the business, trade and ordinary activities of the Company and each of its Subsidiaries except to the extent that failure to make, pay or obtain the same is not reasonably likely to have a Material Adverse Effect, are in full force and effect.
18.17	Ownership of Assets
It has good title to or valid leases or licences of or is otherwise entitled to use all assets which are necessary to its business as conducted by it at the date of this Agreement or which is conducted by it from time to time in the future.
18.18	Insurance
It has insured all its buildings, plant, machinery, inventory and assets relating to its activities with insurance companies or underwriters of repute to such extent and against such risks as prudent companies engaged in business similar to it and in the same jurisdiction would normally insure.
18.19	No Immunity
(a)	The execution by the Company of each Finance Document to which it is a party constitutes, and its exercise of its rights and performance of the obligations of the Company under each Finance Document will constitute, private and commercial acts done and performed for private and commercial purposes.
(b)	The Company will be entitled to claim immunity from suit, execution, attachment or legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.
18.20	Licences
The Company and each of its Subsidiaries has all necessary Authorisations for carrying out its business, other than any Authorisations the absence of which could not be considered to have a Material Adverse Effect.
18.21	Solvency
The Group is solvent on a consolidated basis.
18.22	No indebtedness / financial indebtedness
Neither the Company nor any of its Subsidiaries has any Financial Indebtedness outstanding other than as permitted by this Agreement.

18.23	Collective Bargaining Agreements
No member of the Group is party to a collective bargaining agreement.
18.24	Material Contracts
The Company has disclosed all Material Contracts to which it or any Subsidiary is party.
18.25	Subsidiaries
The Company has no Subsidiaries other than TRM (123) Limited, TRM Germany and TRM Services Limited. No Subsidiary carries on business activities or otherwise incur any credit. No Subsidiary holds any assets that comprise more than 5% of the assets of the Group.
18.26	Repetition
The Repeating Representations are deemed to be made by the Company by reference to the facts and circumstances then existing on the first day of each Interest Period.
19.	INFORMATION UNDERTAKINGS
The undertakings in this clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
19.1	Financial statements
The Company shall supply to the Agents in sufficient copies for all the Lenders:
(a)	within the time limits therein set out all financial information concerning the TRM Group as are required by Clause 7.01 of the US Credit Agreement as if the same were restated in this Agreement notwithstanding the fact that the US Credit Agreement may have terminated; and
     (b) promptly such additional financial information as the Agents may from time to time request.
19.2	Compliance Certificate
(a)	The Company shall supply to the Agents, with each set of financial statements delivered pursuant to clause 19.1 (Financial statements), a Compliance Certificate.
(b)	Each Compliance Certificate shall be signed by the managing director or other senior executive officer or the senior financial officer of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph Error! Reference source not found. of clause 19.1 (Financial statements), by the Company’s auditors.
19.3	Information: miscellaneous
The Company shall supply to the Agents (in sufficient copies for all the Lenders, if the Agents so request):
(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any the any member of the TRM Group, and which might, if adversely determined, have a Material Adverse Effect; and
(c)	promptly, such further information regarding the financial condition, business and operations of the Company or any of its Subsidiaries as any Finance Party (through the Agents) may reasonably request.
19.4	Notification of Default
(a)	The Company shall notify the Agents of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
(b)	Promptly upon a request by the Agents, the Company shall supply to the Agents a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
19.5	Use of websites
(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agents (the Designated Website) if:
(i)	the Agents expressly agree (after consultation with each of the Lenders) that they will accept communication of the information by this method;

(ii)	both the Company and the Agents are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agents.
If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agents shall notify the Company accordingly and the Company shall supply the information to the Agents (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agents with at least one copy in paper form of any information required to be provided by it.
(b)	The Agents shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agents.
(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agents if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Company notifies the Agents under paragraph (c)(i) or paragraph (c)(v), all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form.
(d)	Any Website Lender may request, through the Agents, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.
19.6	Know your customer checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Company after the date of this Agreement;

(iii)	any change in the composition of the shareholders of the Company; or

(iv)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agents or any Lender (or, in the case of paragraph (iv) above, any prospective new Lender) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agents or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agents (for themselves or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iv) above, on behalf of any prospective new Lender) in order for the Agents, such Lender or, in the case of the event described in paragraph (iv) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)	Each Lender shall promptly upon the request of the Agents supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agents (for themselves) in order for the Agents to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
20.	FINANCIAL COVENANTS
The undertakings in this clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

No member of the TRM Group shall:
(a) Minimum EBITDA. permit their Consolidated EBITDA for any twelve (12) consecutive month period ending on the last day of each calendar quarter (or, if any portion of such period precedes the date hereof, for the period commencing on the date hereof and ending on such date, expressed on an annualized basis in accordance with the methodology set forth in the Compliance Certificate) to be less than $22,000,000.
(b) Consolidated First Lien Leverage Ratio. permit the Consolidated First Lien Leverage Ratio as of the end of any fiscal quarter of TRM for the twelve (12) consecutive month period ending on such date set forth below to be greater than the ratio corresponding to such fiscal quarter (using annualized EBITDA amounts in accordance with clause (a) above, to the extent applicable):

Fiscal
Year	March 31	June 30	September 30	December 31
2006	n/a	2.75	2.25	2.25
2007	2.20	2.10	2.00	1.90
2008	1.80	1.70	1.60	1.50
2009	1.35	1.35	1.35	1.35
thereafter	1.25
(c) Consolidated Leverage Ratio. permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of TRM for the twelve (12) consecutive month period ending on such date set forth below to be greater than the ratio corresponding to such fiscal quarter (using annualized EBITDA amounts in accordance with clause (a) above, to the extent applicable):

Fiscal
Year	March 31	June 30	September 30	December 31
2006	n/a	4.85	4.35	4.35
2007	4.25	4.05	3.90	3.70
2008	3.50	3.30	3.10	3.00
2009	2.75	2.75	2.75	2.75
thereafter	2.50
(d) Consolidated Fixed Charge Coverage Ratio. permit the Consolidated Fixed Charge Coverage Ratio for the consecutive twelve (12) month period ending as of the last day of each fiscal quarter of TRM (or, if any portion of such period precedes the date hereof, for the period commencing on the date hereof and ending on such date , expressed on an annualized basis in accordance with the methodology set forth in the Compliance Certificate) set forth below to be less than the ratio corresponding to such fiscal quarter:

Fiscal
Year	March 31	June 30	September 30	December 31
2006	n/a	1.25	1.25	1.25
2007	1.25	1.25	1.25	1.25
2008	1.30	1.30	1.30	1.30
thereafter	1.40

(e) permit Consolidated Capital Expenditures to exceed $7,000,000 for the fiscal year ending on 31st December in any year.
(f) permit Merchant Owned ATM Technology Upgrades to exceed $4,000,000 for the fiscal year ending on 31st December 2006 and $0 in any subsequent year.
Defined terms used in this Clause are defined in the US Credit Agreement as if the same were restated in this Agreement and notwithstanding the fact that the US Credit Agreement may have terminated.
21.	POSITIVE UNDERTAKINGS
The undertakings in this clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.
The Company agrees to be bound by the covenants set out in this clause relating to it and to procure that its Subsidiaries shall be so bound as if in each case the covenant was made by such Subsidiary.
21.1	Authorisations
The Company shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agents of,
any Authorisation required under any law or regulation to enable it to perform its obligations under, and to ensure the legality, validity or enforceability of, or admissibility in evidence in its jurisdiction of incorporation of, any Finance Document.
21.2	Notices
The Company shall promptly notify the Agents of any Event of Default or any matter which might reasonably be expected to have a Material Adverse Effect.
21.3	Compliance with laws
The Company shall comply in all respects with all laws to which it may be subject, save where failure to do so would not have a Material Adverse Effect.
21.4	Records
The Company shall maintain proper books and records in conformity with GAAP consistently applied and in conformity with statutory requirements.
21.5	Arm’s length terms
Except with the prior written consent of the Agents, the Company shall carry out all material transactions with any person (including for the avoidance of doubt any member of the TRM Group) on market terms and at arm’s length.

21.6	Preservation of Existence
The Company shall take all necessary actions to maintain its existence and to preserve or renew all material rights except to the extent that failure to do so would not have a Material Adverse Effect.
21.7	Inspection rights
The Company shall permit representatives of the Agents upon two Business Days’ notice at the expense of the Company to enter the premises of the Company, to examine the statutory, finance and operating records of the Company and to discuss its affairs with officers and auditors of the Company, provided that (i) if no Event of Default shall have occurred, the Company shall not be required to bear the expenses of more than 2 inspections in any calendar year and there shall be no more than three such inspections during any calendar year unless the Lenders shall in good faith believe that there has been a material adverse change in the business or assets of any member of the TRM Group and (ii) if an Event of Default shall have occurred and be continuing, no advance notice of any such inspection shall be required.
21.8	Insurance
The Company shall insure and keep insured all its buildings, plant and machinery and assets and maintain insurance relating to its activities with insurance companies or underwriters of repute to such extent and against such risks as prudent companies engaged in business similar to that of the Company and in the same jurisdiction would normally insure.
21.9	Intellectual Property Rights
The Company shall maintain and preserve all necessary licenses, permits, trade names, patents and other intellectual property rights where failure to do so would have a Material Adverse Effect.
21.10	Environmental Compliance
(a)	The Company shall procure that the Company and each of its Subsidiaries will comply with all applicable environmental Laws where, in respect of such environmental laws, non-compliance is reasonably likely to have a Material Adverse Effect.

(b)	The Company shall procure that the Company and each of its Subsidiaries will comply with the terms of all environmental approvals necessary for the ownership and operation of its facilities and businesses as owned and operated from time to time by it where in any such case non-compliance with or the lack of any such environmental approval is reasonably likely to have a Material Adverse Effect.
21.11	Taxes
The Company shall pay and discharge all Taxes and governmental charges payable by or assessed upon it prior to the date on which the same become overdue or before any material penalty is incurred unless, and only to the extent that, (i) such Taxes and charges shall be contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld, and there shall be set aside adequate reserves with respect to any such Taxes or charges so contested in accordance with GAAP, or (ii) failure to pay such Tax or charge is reasonably likely not to have a Material Adverse Effect.

21.12	Pair Passu Ranking
The Company shall ensure that its obligations under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations other than indebtedness preferred solely by operation of law.
21.13	Further Assurance
The Company shall procure that each of its Subsidiaries will as a condition of this Agreement at any time upon demand from the Agents on behalf of the Lenders:
(a)	enter into a guarantee of the obligations of the Company under this Agreement and

(b)	grant Security over any its assets to the Lenders in support of such guarantee.
Such guarantee and Security shall be granted at the expense of the Company and shall be in such form as the Lenders shall require.
21.14	Subsidiaries
The Company shall ensure that the Subsidiaries other than TRM Germany are dormant and shall not contribute any funds or assets to any of them other than to TRM Germany, save for the payment of statutory and auditing fees.
22.	NEGATIVE UNDERTAKINGS
22.1	Negative pledge
(a)	The Company shall not create or permit to subsist any Security over any of its assets.

(b)	Neither the Company nor any of its Subsidiaries shall:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Company;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)	Paragraphs (a) and (b) do not apply to:
(i)	any lien arising by operation of law and in the ordinary course of trading;

(ii)	any Security entered into pursuant to any Finance Document;

(iii)	any Security for which the Company has the prior written consent of the Lenders
22.2	Indebtedness
No Financial Indebtedness shall be incurred by the Company undertaking other than:
(a)	any Financial Indebtedness described in Schedule 8 (Existing Indebtedness);

(b)	any other Financial Indebtedness, provided such Financial Indebtedness does not exceed £250,000;

(c)	Financial Indebtedness under this Agreement; and

(d)	any Financial Indebtedness approved by the Lenders.
22.3	Disposals
(a)	The Company may not, either in a single transaction or a series of transactions (whether related or not) dispose of any asset.

(b)	Paragraph 22.3 (a) does not apply to any disposal:
(i)	of stock in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;
22.4	Merger
The Company shall not enter into any amalgamation, demerger, merger or corporate reconstruction.
22.5	Change of business
The Company shall procure that no substantial change is made to the general nature of the business of the Company from that carried on at the date of this Agreement.
22.6	Acquisitions
The Company shall not acquire any assets other than:
(a)	in the ordinary course of its trading activities;

(b)	the exchange of assets for other assets of a similar nature and value; or

(c)	any assets acquired with the approval of the Lenders.
22.7	Agreements outside the ordinary course of business
The Company shall not enter into any agreements outside the ordinary course of business without the prior consent of the Lenders.

22.8	Loans and Guarantees
The Company shall not provide loans or other credit, or grant or permit to subsist any guarantee of indebtedness other than:
(a)	trade credit on normal business terms;

(b)	loans or guarantees for the benefit , directly or indirectly, of employees or directors in accordance with normal conditions of employment or remuneration packages; or

(c)	warranties and indemnities given in respect of the disposal of businesses or assets, where such warranties and indemnities relate to the historical performance of the business or assets being disposed of and do not in any way relate to the future performance of the business.
22.9	Restriction on payments to TRM Group
The Company shall make no payments to members of the TRM Group, other than as permitted by the Lenders.
22.10	Restriction on Dividends, Distributions and Payments
The Company shall not distribute by way of distribution (whether by way of dividends, loans, warranties, indemnities or otherwise) any amount.
22.11	Restriction on Investment and Capital Expenditure
The Company shall not make any Investment or capital expenditure other than:
(a)	in the ordinary course of trading;

(b)	in exchange for assets comparable or superior as to type, value and quality;

(c)	such that involves no substantial change to the general nature of the business: or

(d)	any investment or capital expenditure approved by the Lenders,

provided in all cases that no Event of Default has occurred or is likely to occur.
23.	EVENTS OF DEFAULT
Each of the events or circumstances set out in clause 22 is an Event of Default.
23.1	Non-payment
The Company does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is a payment of interest caused by administrative or technical error; and

(b)	payment is made within 2 Business Days of its due date.

23.2	Other obligations
(a)	The Company does not comply with any provision of the Finance Documents (other than those referred to in clause 23.1 (Non-payment).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of the Agents giving notice to the Company or the Company becoming aware of the failure to comply.
23.3	Misrepresentation
Any representation or statement made or deemed to be made by the Company in the Finance Documents or any other document delivered by or on behalf of the Company under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
23.4	Cross default
(a)	The occurrence of an Event of Default under the US Credit Agreement; or

(b)	Any member of the TRM Group fails to comply with the provisions set out in Clause 20 of this Agreement.
23.5	Insolvency
Any of the following occurs in respect of the Company or any of its Subsidiaries:
(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities but excluding, for the avoidance of doubt, liabilities under documentary letters of credit issued in relation to the purchase of goods in the ordinary course of trading);

(d)	it suspends making payments on any of its debts or announces an intention to do so;

(e)	by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(f)	a moratorium is declared in respect of any of its indebtedness.
23.6	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company or any of its Subsidiaries;

(ii)	a composition, a compromise, assignment or arrangement with any creditor of the Company or any of its Subsidiaries;

(iii)	the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer (in each case, whether out of court or otherwise) in respect of the Company or any of its Subsidiaries or any of their respective assets;

(iv)	the enforcement of any Security over any assets of the Company or any of its Subsidiaries, or any analogous procedure or step is taken in any jurisdiction.
(b)	Paragraph (a) does not apply to a transaction agreed by the Lenders.
23.7	Creditors’ process
Any expropriation, attachment, sequestration, distress or execution or any analogous event affects any asset or assets of the Company or any of its Subsidiaries having an aggregate value exceeding £500,000 and is not discharged within 30 days.
23.8	Cessation of business
Any of the following occurs in respect of the Company or any of its Subsidiaries:
(a)	it ceases, or threatens to cease, to carry on all or substantially all of its business except:
(i)	as part of a transaction described in clause 23.6(b) (Insolvency Proceedings); or

(ii)	as a result of any disposal allowed under this Agreement; or
(b)	any governmental authority expropriates, or threatens to expropriate all or part of its assets to an extent which is reasonably likely to have a Material Adverse Effect.
23.9	Ownership of the Company
(a)	The Company ceases to be a wholly-owned Subsidiary of TRM.

(b)	The Company disposes of any member of the Group.
23.10	Unlawfulness
(a)	It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective or is alleged by the Company to be ineffective for any reason.
23.11	Repudiation
The Company repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12	Material adverse change
Any event or series of events whether related or not occurs which the Lenders determine could reasonably be expected to have a Material Adverse Effect.
Acceleration
On and at any time after the occurrence of an Event of Default the Agents may, and shall if so directed by the Lenders, by notice to the Company:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agents on the instructions of the Lenders.

24.	CHANGES TO THE LENDERS
24.1	Assignments and transfers by the Lenders
Subject to this clause 24, a Lender (the Existing Lender) may, but subject to the following provisions of this sub-condition:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).
24.2	Conditions of assignment or transfer
(a)	No consent of the Company is required for an assignment or transfer.

(b)	An assignment will only be effective on:
(i)	receipt by the Agents of written confirmation from the New Lender (in form and substance satisfactory to the Agents) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agents of all necessary know your customer or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agents shall promptly notify to the Existing Lender and the New Lender.
(c)	A transfer will only be effective if the procedure set out in clause 24.5 (Procedure for transfer) is complied with.

(d)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 13 (Tax gross-up and indemnities) or clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
24.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agents (for their own account) a fee of £1,500.
24.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Company;

(iii)	the performance and observance by the Company of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Company of its obligations under the Finance Documents or otherwise.
24.5	Procedure for transfer
(a)	Subject to the conditions set out in clause 24.2 (Conditions of assignment or transfer) a transfer will be effected on the Transfer Date in accordance with paragraph (d) if:
(i)	the Existing Lender and the New Lender deliver to the Agents a duly completed Transfer Certificate; and

(ii)	the Agents execute it.
(b)	The Agents shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by them of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Agents to execute any duly completed Transfer Certificate on its behalf.

(c)	The Agents shall only be obliged to execute a Transfer Certificate delivered to them by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(d)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Company and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)	the Company and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Company and the New Lender have assumed and/or acquired the same in place of the Company and the Existing Lender;

(iii)	the Agents, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agents and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.
24.6	Copy of Transfer Certificate to Company

The Agents shall, as soon as reasonably practicable after they have executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.
24.7	Disclosure of information
(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of the Company in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:
(i)	which is publicly available, other than as a result of a breach by that Finance Party of this clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b); or

(vii)	with the agreement of the Company.
(b)	A Finance Party may disclose to an Affiliate, or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):
(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.
However, before a participant may receive any confidential information about the Company, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) and the participant must have entered into a Confidentiality Undertaking.
(c)	This clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

25.	ASSIGNMENT BY COMPANY
25.1	Assignments and transfer by the Company
The Company may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.	ROLE OF THE AGENTS
26.1	Appointment of the Agents
(a)	Each other Finance Party appoints the Agents to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agents to exercise the rights, powers, authorities and discretions specifically given to the Agents under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
26.2	Duties of the Agents
(a)	The Agents shall promptly forward to a Party the original or a copy of any document which is delivered to the Agents for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agents are not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If either of the Agents receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agents are aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agents) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agents’ duties under the Finance Documents are solely mechanical and administrative in nature.
26.3	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agents as a trustee or fiduciary of any other person.

(b)	The Agents shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
26.4	Business with the TRM Group
(a)	The Agents may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the TRM Group (including acting as agent or trustee for any other financing and acquiring or disposing of any kind of security of any member of the TRM Group).

(b)	If it is also a Lender, each of the Agents has the same rights and powers under this Agreement as any other Lender and may exercise those rights as though it were not also the Agents.
26.5	Rights and discretions of the Agents
(a)	The Agents may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agents may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Company.
(c)	The Agents may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agents may act in relation to the Finance Documents through their personnel and agents.

(e)	The Agents may disclose to any other Party any information they reasonably believe they have received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither of the Agents is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
26.6	Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agents shall:
(i)	exercise any right, power, authority or discretion vested in it as Agents in accordance with any instructions given to it by the Lenders (or, if so instructed by the Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agents); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Lenders.
(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Lenders will be binding on all the Finance Parties.

(c)	The Agents may refrain from acting in accordance with the instructions of the Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Lenders, (or, if appropriate, the Lenders) the Agents may act (or refrain from taking action) as they consider to be in the best interest of the Lenders.

(e)	The Agents are not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
26.7	Responsibility for documentation
Neither of the Agents:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agents, the Company or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
26.8	Exclusion of liability
(a)	Without limiting paragraph (b) below, the Agents will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by them under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agents) may take any proceedings against any officer, employee or agent of the Agents in respect of any claim it might have against the Agents or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agents may rely on this clause subject to clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agents will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agents if the Agents have taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agents for that purpose.

(d)	Nothing in this Agreement shall oblige the Agents to carry out any know your customer or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agents.
26.9	Lenders’ indemnity to the Agents
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agents, within three Business Days of demand, against any cost, loss or liability incurred by the Agents (otherwise than by reason of the Agents’ gross negligence or wilful misconduct) in acting as Agents under the Finance Documents (unless the Agents have been reimbursed by the Company pursuant to a Finance Document).

26.10	Resignation of the Agents
(a)	The Agents may resign and appoint Wells Fargo Foothill, Inc. one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agents may resign by giving notice to the other Finance Parties and the Company, in which case the Lenders (after consultation with the Company) may appoint successor Agents.

(c)	If the Lenders have not appointed successor Agents in accordance with paragraph (b) within 30 days after notice of resignation was given, the Agents (after consultation with the Company) may appoint successor Agents (acting through an office in the United Kingdom).

(d)	The retiring Agents shall, at their own cost, make available to the successor Agents such documents and records and provide such assistance as the successor Agents may reasonably request for the purposes of performing their functions as Agents under the Finance Documents.

(e)	The Agents’ resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agents shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Lenders may, by notice to the Agents, require them to resign in accordance with paragraph (b). In this event, the Agents shall resign in accordance with paragraph (b).

26.11	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agents shall be regarded as acting through their agency division which shall be treated as a separate entity from any other of their divisions or departments.

(b)	If information is received by another division or department of the Agents, it may be treated as confidential to that division or department and the Agents shall not be deemed to have notice of it.
26.12	Relationship with the Lenders
(a)	The Agents may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agents with any information required by the Agents in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).
26.13	Credit appraisal by the Lenders
Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agents that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:
(a)	the financial condition, status and nature of the Company and any of its Subsidiaries;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agents, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
26.14	Agents’ management time
Any amount payable to the Agents under clause 15.3 (Indemnity to the Agents), clause 17.2 and 17.3 (Costs and expenses) and clause 26.9 (Lenders’ indemnity to the Agents) shall include the cost of utilising the Agents’ management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agents may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agents under clause 12 (Fees).

26.15	Deduction from amounts payable by the Agents
If any Party owes an amount to the Agents under the Finance Documents the Agents may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agents would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.
28.	SHARING AMONG THE FINANCE PARTIES
28.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Company other than in accordance with clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agents;

(b)	the Agents shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agents and distributed in accordance with clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agents in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agents, pay to the Agents an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agents determine may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 29.5 (Partial payments).
28.2	Redistribution of payments
The Agents shall treat the Sharing Payment as if they had been paid by the Company and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 29.5 (Partial payments).
28.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agents under clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a), the Company shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
28.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 28.2 (Redistribution of payments) shall, upon request of the Agents, pay to the Agents for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Company will be liable to the reimbursing Finance Party for the amount so reimbursed.
28.5	Exceptions
(a)	This clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Company.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
29.	PAYMENT MECHANICS
29.1	Payments to the Agents
(a)	On each date on which the Company or a Lender is required to make a payment under a Finance Document, the Company or that Lender shall make the same available to the Agents (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agents as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in London with such bank as the Agents specify.

29.2	Distributions by the Agents
Each payment received by the Agents under the Finance Documents for another Party shall, subject to clause 29.3 (Distributions to the Company) and clause 29.4 (Clawback) be made available by the Agents as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agents by not less than five Business Days’ notice with a bank in London.
29.3	Distributions to the Company
The Agents may apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
29.4	Clawback
(a)	Where a sum is to be paid to the Agents under the Finance Documents for another Party, the Agents are not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until they have been able to establish to their satisfaction that they have actually received that sum.

(b)	If the Agents pay an amount to another Party and it proves to be the case that the Agents had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agents shall on demand refund the same to the Agents together with interest on that amount from the date of payment to the date of receipt by the Agents, calculated by the Agents to reflect their cost of funds.
29.5	Partial payments
(a)	If the Agents receive a payment that is insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Agents shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agents shall, if so directed by the Lenders, vary the order set out in paragraphs (a)(ii) to (iv).

(c)	Paragraphs (a) and (b) will override any appropriation made by the Company.
29.6	No set-off by the Company

All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
29.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.	SET-OFF
A Finance Party may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
31.	NOTICES
31.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
31.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Company:

Address:	TRM (ATM) Limited
1a Meadowbank
Maxwell Way
Crawley RH10 9SA

Fax number:	+44 1293 585091
Attention:	The Company Secretary
(b)	in the case of the Agents:

Address:	GSO Capital Partners
280 Park Avenue
11th Floor East

New York NY 10017

Fax number:	+1 212 503 6921
Attention:	Matthew Bass
(c)	and in the case of each Lender, that notified in writing to the Agents on or prior to the date on which they become a Party, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agents may notify to the other Parties, if a change is made by the Agents) by not less than five Business Days’ notice.
31.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address;
and, if a particular department or officer is specified as part of its address details provided under clause 31.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Agents will be effective only when actually received by the Agents and then only if it is expressly marked for the attention of the department or officer identified with the Agents’ signature below (or any substitute department or officer as the Agents shall specify for this purpose).

(c)	All notices from or to the Company shall be sent through the Agents.
31.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 31.2 (Addresses) or changing its own address or fax number, the Agents shall notify the other Parties.
31.5	Electronic communication
(a)	Any communication to be made between the Agents and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agents and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agents and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agents only if it is addressed in such a manner as the Agents shall specify for this purpose.

32.	CALCULATIONS AND CERTIFICATES
32.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS
35.1	Required consents
(a)	Any term of the Finance Documents may be amended or waived only with the consent of all of the Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agents may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT
38.1	Jurisdiction
(a)	For the benefit of each Finance Party, the Company agrees that the courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement and claims for set-off and counterclaim) (a Dispute) and for such purposes the Company irrevocably submits to the jurisdiction of the English courts.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	A judgment or order in connection with a Finance Document of any court referred to in this clause 38.1 is conclusive and binding on the Company and may be enforced against it in the courts of any other jurisdiction.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES

Part A
The Borrower

Name of Borrower	Registration number (or equivalent, if any)

TRM (ATM) Limited	3782309

Part B
The Original Lender

GSO Luxembourg Onshore Funding SarL	12 Rue Adolphe Fischer, L-1521 Luxembourg

SCHEDULE 2
CONDITIONS PRECEDENT
Conditions precedent to Utilisation
1.	The Company
(a)	A copy of the Memorandum and Articles of Association of the Company and each of its Subsidiaries.

(b)	A copy of a resolution of the board of directors of the Company:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b).

(d)	A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this Paragraph 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(e)	A memorandum of charge ceasing to apply to the Company’s property in respect of Debenture currently granted in favour of Bank of America.
2.	Legal opinions

A legal opinion of Katten Muchin Rosenman Cornish LLP, legal advisers to the Agents in England, substantially in the form distributed to the Original Lender prior to signing this Agreement.

3.	Other documents and evidence
Execution of the Security Documents to the satisfaction of the Agents being the Debenture and the Guarantee.
(a)	A copy of any Authorisation or other document, opinion or assurance which the Agents consider to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements of the Company.

(c)	Evidence that the fees, costs and expenses then due from the Company pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) have been paid or will be paid on the date of the Agreement.

SCHEDULE 3
UTILISATION REQUEST
From: [Company]
To: [Agent]
Dated:
Dear Sirs
[Company] — [                    ] Facility Agreement dated [                    ] (the Agreement)
1.	We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the full amount of the Loan in the sum of £[ ].

3.	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.
Yours faithfully

Authorised signatory for
TRM (ATM) Limited

SCHEDULE 4
MANDATORY COST FORMULAE
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agents shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agents as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agents. This percentage will be certified by that Lender in its notice to the Agents to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Loan made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agents as follows:
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agents on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agents as being the average of the most recent rates of charge and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	Each Lender shall supply any information required by the Agents for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agents may reasonably require for such purpose.
Each Lender shall promptly notify the Agents of any change to the information provided by it pursuant to this paragraph.

8.	The percentages of each Lender for the purpose of A and C above shall be determined by the Agents based upon the information supplied to it pursuant to paragraph 7 above and on the assumption that, unless a Lender notifies the Agents to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Agents shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3 and 7 is true and correct in all respects.

10.	The Agents shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 and 7.

11.	Any determination by the Agents pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.	The Agents may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATES
Part A
To: [               ] as Agent
From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:
[Company] — [                    ] Facility Agreement dated [                    ] (the Agreement)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to clause 24.5 (Procedure for transfer).
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 31.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act.]
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.]
[4/5.]	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6.]	This Transfer Certificate is governed by English law.
THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [     ].
[Agent]
By:
The Company and [consents to]/[acknowledges notice of] the assignment and transfer from the Existing Lender to the New Lender in accordance with clause 23.1 (Assignments and transfers by the Lenders).
[Company]
By:

Part B
LMA Transfer Certificate (PAR)
BANK:
DATE:
TRANSFEREE:
This Transfer Certificate is entered into pursuant to (i) the agreement (the Sale Agreement) evidenced by the Confirmation dated [___] between the Bank and the Transferee (acting directly or through their respective agents) and (ii) the Credit Agreement.
On the Transfer Date, the transfer by way of novation from the Bank to the Transferee on the terms set out herein and in the Credit Agreement shall become effective subject to:
(a)	the Sale Agreement and the terms and conditions incorporated in the Sale Agreement;

(b)	the terms and conditions annexed hereto; and

(c)	the schedule annexed hereto,
all of which are incorporated herein by reference.

The Bank	The Transferee

[ ]	[ ]
By:	By:

THE SCHEDULE

Credit Agreement Details
Borrower(s)

Credit Agreement Dated

Agent Bank

Security	☐ No ☐ Yes (specify)

Total Facility Amount

Governing Law

Additional Information

Transfer Details
Name of Tranche Facility

Nature (Revolving, Term, Acceptances Guarantee/Letter of Credit, Other)

Final Maturity:

Participation Transferred

Commitment transferred[1]

Drawn Amount (details below)1

Undrawn Amount 1

Settlement Date

Details of outstanding Credits 1
Specify in respect of each Credit
Transferred Portion (amount)

Tranche/Facility

Nature	☐ Term ☐ Revolver ☐ Acceptance	☐ Guarantee/Letter of Credit
☐ Other (specify

▲☐☐ Details of other Credits are set out on the attached sheet

Administration Details
Bank’s Receiving Account

Transferee’s Receiving Account

Addresses
Bank	Transferee
[ ]	[ ]
Telephone	Telephone
Facsimile	Facsimile

[1]	As at the date of the Transfer Certificate

Telex	Telex
Attn/Ref	Attn/Ref
TERMS AND CONDITIONS
These are the Terms and Conditions applicable to the transfer certificate including the Schedule thereto (the Transfer Certificate) to which they are annexed.
1.	Interpretation

In these Terms and Conditions words and expressions shall (unless otherwise expressly defined herein) bear the meaning given to them in the Transfer Certificate, the Credit Agreement or the Sale Agreement.

2.	Transfer

The Bank requests the Transferee to accept and procure the transfer by novation of all or a part (as applicable) of such participation of the Bank under the Credit Agreement as is set out in the relevant part of the Transfer Certificate under the heading “Participation Transferred” (the Purchased Assets) by counter-signing and delivering the Transfer Certificate to the Agent at its address for the service of notice specified in the Credit Agreement. On the Transfer Date the Transferee shall pay to the Bank the Settlement Amount as specified in the pricing letter between the Bank and the Transferee dated the date of the Transfer Certificate (adjusted, if applicable, in accordance with the Sale Agreement) and completion of the transfer will take place.

3.	Effectiveness of Transfer

The Transferee hereby requests the Agent to accept the Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of the Credit Agreement so as to take effect in accordance with the terms of the Credit Agreement on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.	Transferee’s Undertaking

The Transferee hereby undertakes with the Agent and the Bank and each of the other parties to the Credit Documentation that it will perform in accordance with its terms all those obligations which by the terms thereof will be assumed by it after delivery of the Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which the Transfer Certificate is to take effect.

5.	Payments

5.1	Place

All payments by either party to the other under the Transfer Certificate shall be made to the Receiving Account of that other party. Each party may designate a different account as its Receiving Account for payment by giving the other not less than five Business Days notice before the due date for payment.

5.2	Funds

Payments under the Transfer Certificate shall be made in the currency in which the amount is denominated for value on the due date at such times and in such funds as are customary at the time for settlement of transactions in that currency.

6.	Transferee’s Tax Confirmation

The Transferee confirms that the person beneficially entitled to interest payable to the Transferee in its capacity as Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and interest payable in respect of an advance under a Finance Document falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.
7.	The Agent

The Agent shall not be required to concern itself with the Sale Agreement and may rely on the Transfer Certificate without taking account of the provisions of such agreement.

8.	Assignment of Rights

The Transfer Certificate shall be binding upon and enure to the benefit of each party and its successors and permitted assigns provided that neither party may assign or transfer its rights thereunder without the prior written consent of the other party.

9.	Third Party Rights

A person who is not a party to the Transfer Certificate has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of the Transfer Certificate.

10.	Governing Law and Jurisdiction

The Transfer Certificate (including, without limitation, these Terms and Conditions) shall be governed by and construed in accordance with the laws of England, and the parties submit to the non-exclusive jurisdiction of the English courts.

Each party irrevocably appoints the person described as process agent (if any) specified in the Sale Agreement to receive on its behalf service of any action, suit or other proceedings in connection with the Transfer Certificate. If any person appointed as process agent ceases to act for any reason the appointing party shall notify the other party and shall promptly appoint another person incorporated within England and Wales to act as its process agent.

SCHEDULE 6
FORM OF COMPLIANCE CERTIFICATE
For the Fiscal quarter ended [June 30, 2006].
     I, [Responsible Officer], [Title] of TRM (ATM) Limited (the “Company”) hereby certify on behalf of the Company and its Subsidiaries that, to the best of my knowledge and belief, with respect to the Facility Agreement dated 6th June 2006 (as amended, modified, restated or supplemented from time to time, the “Agreement”; all of the defined terms in the Agreement are incorporated herein by reference) between the Company and GSO Luxembourg Onshore Funding SarL, in its respective capacities as Facility Agent, Security Agent and as a Lender:
     (a) The TRM GROUP-prepared financial statements which accompany this certificate have been prepared in accordance with GAAP applied on a consistent basis, subject to the absence of footnotes and changes resulting from normal year-end audit adjustments, and fairly present the financial condition, results of operation and cash flows of the TRM Group as of the dates thereof and for the period covered thereby.
     (b) The Company ☐ has ☐ has not (check one) created or acquired any Subsidiary during the fiscal quarter.
     (c) In accordance with Section 20.14 of the Facility Agreement, each Subsidiary of the Company (other than TRM Germany) [ has ] remained dormant throughout the fiscal quarter and the Company [ has not ] contributed any funds or other assets to any Subsidiary, other amount necessary to pay statutory and auditing fees and contributions to TRM Germany not prohibited by the terms of the Agreement.
     (d) Attached herewith as Exhibit A are detailed calculations by the TRM Group of the financial covenants set out in Clause 20 of the Agreement as at the last day of the fiscal period2 referred to above. The Loan Parties are in compliance with the financial covenants contained in Clause 8.11 of the Agreement on the date hereof. [, except as set forth below ]
     (e) The amounts (if any) of Merchant Owned ATM Technology Upgrades described in Exhibit A constitute actual cash expenses of the Loan Parties paid in connection with Merchant Owned ATM Technology Upgrades (in accordance with the definition of such term set out in the Credit Agreement).

[2]	Methodology to calculate (12) consecutive month period financial information: (1) Quarter Ended June 30, 2006: Six (6) Month period ended June 30, 2006 multiplied by two; (2) Quarter Ended September 30, 2006: Nine (9) Month period ended September 30, 2006 multiplied by four-thirds (4/3); (3) Quarter Ended December 31, 2006 and all periods thereafter: Twelve (12) Month period.

     (f) No Default or Event of Default has occurred and is continuing. [, except as set forth below. ]
     (f) [ Except as set forth below, ] The representations and warranties set out in the Agreement are true, complete and correct in all material respects (unless any such representation or warranty is qualified by materiality, in which case such representation or warranty is true, complete and correct in all respects) as of the date hereof, except to the extent such representation or warranty relates to a specific date, in which case such representation or warranty was true, complete and correct on such date.
     Dated

TRM (ATM) LIMITED

By:

Name:

Title:

SCHEDULE 7
FORM OF LMA CONFIDENTIALITY UNDERTAKING
[Letterhead of Agents]

To:
[insert name of Potential Lender]

Re:     The Facility
Borrower:
Amount:
Agent:

Dear Sirs
We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
1.	Confidentiality Undertaking

You undertake:
(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b)) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of the Company and each of its Subsidiaries or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:
(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Company.
3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.
4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b).

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facility or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 (other than sub-paragraph 22(a)) or which, pursuant to paragraph 4, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:
(a)	neither we nor any of our officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential

Information or any other information supplied by us or the Company or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or the Company or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and
(b)	we or the Company may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or the Company may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.
7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company.

10.	Third party rights
(a)	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or the Company to rescind or vary this letter at any time.
11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions

In this letter (including the acknowledgement set out below):

Confidential Information means any information relating to the Company and the Facility and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Company or any of its Subsidiaries and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Participant Group means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

Permitted Purpose means considering and evaluating whether to enter into the Facility.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

For and on behalf of
[Agent]
To: [Agent]
The Company
We acknowledge and agree to the above:

For and on behalf of
[Potential Lender]

SCHEDULE 8
EXISTING INDEBTEDNESS
1. All monies due to NCR Limited under a Charge dated 4th September 2002 in connection with contracts.
2. All monies due to NCR Limited under a Charge dated 29th October 2002 in connection with contracts for automated teller machines.

SCHEDULE 9
MATERIAL CONTRACTS
Agreement (undated) between the Company (1) and Alliance & Leicester Commercial Bank plc (2)commencing 1st February 2004 for the provision of cash.

SIGNATORIES
The Company
TRM (ATM) LIMITED
By: Kevin Waterhouse
Director
The Facility Agent
GSO LUXEMBOURG ONSHORE FUNDING SarL
By George Fan, Managing Director
The Security Agent
GSO LUXEMBOURG ONSHORE FUNDING SarL
By George Fan, Managing Director
The Original Lender
GSO LUXEMBOURG ONSHORE FUNDING SarL
By George Fan, Managing Director